SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C.  20549

                        ---------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                   SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

                          Date of Report: March 5, 1997



                                F.N.B. CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Pennsylvania                   0-8144                 25-1255406
        ---------------                ---------            -------------------
    (State of Incorporation)          (Commission               (IRS Employer
           File Number)           Identification No.)



Hermitage Square, Hermitage, Pennsylvania                         16148
------------------------------------------                     ------------
(Address of principal executive offices)                        (Zip code)



                               (412) 981-6000
            ----------------------------------------------------
            (Registrant's telephone number, including area code)

                    INFORMATION TO BE INCLUDED IN THE REPORT


     ITEM 5.        OTHER EVENTS

               On January 21, 1997, F.N.B. Corporation (the Corporation) completed its acquisition of Southwest Banks, Inc. Accordingly, the Corporation's Consolidated Financial Statements and Related Management's Discussion and Analysis of Financial Condition and Results of Operations have been provided giving retroactive effect to the merger using the pooling of interests method of accounting. Such supplemental consolidated financial statements will become the historical consolidated financial statements when the Corporation reports first quarter 1997 results. The Corporation is hereby filing with the Securities and Exchange Commission a copy of the Audited Supplemental Consolidated Financial Statements for the year ended December 31, 1995, 1994 and 1993 and Management's Discussion and Analysis.




ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS

               (c)   Exhibits (all filed herewith)

                     Exhibit 23.1 Consent of Ernst & Young LLP

                     Exhibit 23.2 Consent of Hill, Barth & King, Inc.

                     Exhibit 99.1 Audited Supplemental Consolidated Financial
                                  Statements for the years ended December
                                  31, 1995, 1994 and 1993 with Report of
                                  Independent Auditors and Management's
                                  Discussion and Analysis

                     Exhibit 99.2 Report of Independent Auditors Hill, Barth
                                  & King, Inc. for the 1995 Audit of
                                  Southwest Banks, Inc.

                                        Signatures
                                      --------------


Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          F.N.B. CORPORATION
                                          (Registrant)



                                          By:/s/John D. Waters
                                             ----------------------------
                                             Name:  John D. Waters
                                             Title: Vice President and
                                                    Chief Financial Officer

Dated: March 5, 1997

EXHIBIT INDEX


23.1      Consent of Ernst & Young LLP

23.2      Consent of Hill, Barth & King, Inc.

99.1 Audited Supplemental Consolidated Financial Statements for the years ended December 31, 1995, 1994 and 1993 with Report of Independent Auditors and Management's Discussion and Analysis

99.2 Report of Independent Auditors Hill, Barth & King, Inc. for the 1995 Audit of Southwest Banks, Inc.

                                                            EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Regarding:

     1) Registration Statement on Form S-3 relating to the F.N.B. Corporation Subordinated Notes and Daily Cash Accounts (File #33-61367).

     2) Registration Statement on Form S-3 relating to the Dividend Reinvestment Plan (File #33-72532).

     3) Registration Statement on Form S-8 relating to the F.N.B. Corporation Voluntary Dividend Reinvestment and Stock Purchase Plan (File #333-00943).

     4) Registration Statement on Form S-8 relating to the F.N.B. Corporation 401(k) Plan (File #33-50780)

     5) Registration Statement on Form S-8 relating to F.N.B. Corporation 1990 Stock Option Plan (File #33-78114).

     6) Registration Statement on Form S-8 relating to F.N.B. Corporation Restricted Stock Bonus Plans (File #33-78134).

     7) Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 relating to the F.N.B. Corporation Voluntary Dividend Reinvestment and Stock Purchase Plan (File #33-72532).

     8) Registration Statement of Form S-8 relating to F.N.B. Corporation 1996 Stock Option Plan (File #333-03489).

     9) Registration Statement of Form S-8 relating to F.N.B. Corporation Restricted Stock and Incentive Bonus Plan (File #333-03493).

    10) Registration Statement of Form S-8 relating to F.N.B. Corporation Directors Compensation Plan (File #333-03495).

    11) Registration Statement of Form S-8 relating to F.N.B. Corporation 401(k) Plan (File #333-03503).

    12) Post-Effective Amendment No.1 on Form S-8 to Registration Statement On Form S-4 (File #333-01997).

     We consent to the incorporation by reference in the above listed Registration Statements of our report dated February 28, 1997, with respect to the supplemental consolidated financial statements of F.N.B. Corporation and subsidiaries for the year ended December 31, 1995 included in this Current Report on Form 8K dated March 5, 1997.

                                                ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
March 3, 1997

                                                             EXHIBIT 23.2


                        INDEPENDENT AUDITORS' CONSENT



          We consent to the use in this Current Report of F.N.B.
     Corporation on Form 8K of our report dated January 19, 1996, except for Note I, as to which the date is February 2, 1996, relating to the financial statements of Southwest Banks, Inc.
     Which have been incorporated into the Audited Supplemental
     Consolidated Financial Statements for the years ended December
     31, 1995, 1994 and 1993 appearing elsewhere in this Current Report.




                                             Hill, Barth & King, Inc.
                                             Certified Public Accountants


            HILL, BARTH & KING, INC.
            Naples, Florida

            February 28, 1997

                                                            EXHIBIT 99.1





              Audited Supplemental Consolidated Financial Statements


                                F.N.B. Corporation




                   Years ended December 31, 1995, 1994 and 1993
                       with Report of Independent Auditors

                         F.N.B. CORPORATION AND SUBSIDIARIES

               AUDITED SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                    Years ended December 31, 1995, 1994 and 1993






                                     CONTENTS



Report of Independent Auditors.......................................... 1

Audited Supplemental Consolidated Financial Statements

     Supplemental Consolidated Balance Sheet......................... 2
     Supplemental Consolidated Income Statement...................... 3
     Supplemental Consolidated Statement of Stockholders' Equity..... 4
     Supplemental Consolidated Statement of Cash Flows............... 5
     Notes to Supplemental Consolidated Financial Statements......... 6


Supplemental Selected and Quarterly Financial Data...................... 28

Management's Discussion and Analysis of Financial Conditions and
    Results of Operations............................................... 29

                        REPORT OF INDEPENDENT AUDITORS


Stockholders and Board of Directors
F.N.B. Corporation

We have audited the supplemental consolidated balance sheets of F.N.B. Corporation (formed as a result of the consolidation of F.N.B. Corporation and Southwest Banks, Inc.) as of December 31, 1995 and 1994 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. The supplemental consolidated financial statements give retroactive effect to the merger of F.N.B. Corporation and Southwest Banks, Inc., on January 21, 1997, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the management of F.N.B. Corporation. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Southwest Banks, Inc. which statements reflect total assets constituting 18% for 1995 and 14% for 1994 of the related supplemental consolidated financial statement totals, and which reflect net income constituting approximately 9% of the related supplemental consolidated financial statement totals for the three year period ended December 31, 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Southwest Banks, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of F.N.B. Corporation at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, after giving retroactive effect to the merger of Southwest Banks, Inc., as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

February 28, 1997

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET

Dollars in thousands, except par values

December 31                                         1995           1994
                                                 ----------     ----------
ASSETS
Cash and due from banks                          $   83,931     $   75,386
Interest bearing deposits with banks                  3,603          2,770
Federal funds sold                                   54,059          4,016
Loans held for sale                                  10,154          5,904
Securities available for sale                       271,421        138,255
Securities held to maturity (fair value of
  $160,747 and $276,150)                            160,803        288,756
Loans, net of unearned income of
  $26,867 and $22,339                             1,450,992      1,374,088
Allowance for loan losses                           (23,135)       (21,477)
                                                 ----------      ----------
  NET LOANS                                       1,427,857      1,352,611
Premises and equipment                               36,918         33,933
Other assets                                         42,671         47,762
                                                 ----------      ----------
                                                 $2,091,417     $1,949,393
                                                 ==========     ==========


LIABILITIES
Deposits:
  Non-interest bearing                           $  213,879     $  194,149
  Interest bearing                                1,553,061      1,432,501
                                                 ----------     ----------
    TOTAL DEPOSITS                                1,766,940      1,626,650
Other liabilities                                    29,398         27,728
Short-term borrowings                                73,501         86,938
Long-term debt                                       49,755         55,517
                                                 ----------      ----------
    TOTAL LIABILITIES                             1,919,594      1,796,833
MINORITY INTEREST                                                      540


STOCKHOLDERS' EQUITY
Preferred stock - $10 par value
  Authorized - 20,000,000 shares
  Outstanding - 451,638 and 456,288 shares
  Aggregate liquidation value - $11,291 and $11,407   4,516          4,563
Common Stock - $2 par value
  Authorized - 20,000,000 shares
  Outstanding - 11,486,061 and 11,033,895            22,971         21,905
Additional paid-in capital                           80,362         72,355
Retained earnings                                    61,496         53,773
Net unrealized securities gains/losses                3,331           (126)
Employee Stock Ownership Plan                          (389)          (141)
Treasury stock - 22,340 and 18,974 shares at cost      (464)          (309)
                                                 ----------     ----------
    TOTAL STOCKHOLDERS' EQUITY                      171,823        152,020
                                                 ----------     ----------
                                                 $2,091,417     $1,949,393
                                                 ==========     ==========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED INCOME STATEMENT

Dollars in thousands, except per share data

Year Ended December 31            1995            1994          1993
                                ---------       ---------     ---------
INTEREST INCOME
Loans, including fees          $ 134,580       $ 115,915      $ 108,666
Securities:
  Taxable                         21,647          20,998         25,608
  Tax exempt                       1,692           1,756            839
  Dividends                          612             559            572
Other                              2,209           1,066          1,013
                               ---------       ---------      ---------
    TOTAL INTEREST INCOME        160,740         140,294        136,698
INTEREST EXPENSE
Deposits                          61,241          49,687         54,074
Short-term borrowings              5,313           3,978          3,146
Long-term debt                     3,258           2,869          2,778
                               ---------       ---------      ---------
    TOTAL INTEREST EXPENSE        69,812          56,534         59,998
    NET INTEREST INCOME           90,928          83,760         76,700
Provision for loan losses          6,487           9,055          9,738
                               ---------       ---------      ---------
    NET INTEREST INCOME AFTER
      PROVISION FOR LOAN LOSSES   84,441          74,705         66,962
NON-INTEREST INCOME
Insurance commissions and fees     4,284           4,195          4,328
Service charges                    9,826           7,897          7,261
Trust                              1,390           1,504          1,365
Gain on sale of securities           529           1,283            748
Gain (loss) on sale of loans         272            (331)         1,918
Other                              1,416           1,276          1,701
                               ---------       ---------      ---------
    TOTAL NON-INTEREST INCOME     17,717          15,824         17,321
                               ---------       ---------      ---------
                                 102,158          90,529         84,283

NON-INTEREST EXPENSES
Salaries and employee benefits    35,824          32,502         30,866
Net occupancy                      5,961           5,209          4,762
Amortization of intangibles        1,246           1,702          2,049
Equipment                          4,777           4,662          4,493
Deposit insurance                  2,885           4,147          3,908
Promotional                        2,991           2,500          2,136
Reinsurance fee                    1,738           1,820          1,802
Other                             17,468          16,803         17,691
                               ---------       ---------      ---------
    TOTAL NON-INTEREST EXPENSES   72,890          69,345         67,707
                               ---------       ---------      ---------
    INCOME BEFORE INCOME TAXES    29,268          21,184         16,576
Income taxes                       9,478           6,989          5,099
                               ---------       ---------      ---------
    NET INCOME                 $  19,790       $  14,195      $  11,477
                               =========       =========      =========

NET INCOME PER COMMON SHARE
    PRIMARY                        $1.56           $1.14          $ .99
                                   =====           =====          =====
    FULLY DILUTED                  $1.52           $1.13          $ .99
                                   =====           =====          =====

AVERAGE COMMON SHARES
   OUTSTANDING                11,857,278      11,570,900     10,548,786
                              ==========      ==========     ==========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

Dollars in thousands, except per share data

                                                                                 NET      EMPLOYEE
                                                        ADDITIONAL           UNREALIZED    STOCK
                                  PREFERRED   COMMON     PAID-IN   RETAINED  SECURITIES   OWNERSHIP TREASURY
                                    STOCK      STOCK     CAPITAL   EARNINGS  GAINS/LOSSES   PLAN     STOCK
                                 ----------  --------  ---------- ---------- ------------ --------- --------
BALANCE AT JANUARY 1, 1993       $    4,605  $ 17,666  $  49,078   $  46,814                            ($40)
Net income                                                            11,477
Cash dividends declared:
  Preferred stock                                                       (857)
  Common stock $.24 per share (FNB)                                   (2,150)
Purchase of common stock                                                                              (1,286)
Issuance of common stock                           191       860                                       1,099
Stock dividend                                     802     5,163      (5,965)
Conversion of preferred stock            (23)       12        40
                                  ---------- ---------  --------    --------  ----------  ---------   --------
BALANCE AT DECEMBER 31, 1993           4,582    18,671    55,141      49,319                             (227)
Cumulative effect of adoption
  of FAS No. 115                                                                $  2,122
Net income                                                            14,195
Cash dividends declared:
  Preferred stock                                                       (853)
  Common stock $.25 per share (FNB)                                   (2,257)
Purchase of common stock                                                                               (1,143)
Issuance of common stock                          2,338    11,445          3                            1,061
Stock dividend                                      887     5,745     (6,634)
Conversion of preferred stock            (19)         9        24
Obligation under ESOP plan                                                                     ($141)
Change in net unrealized
  securities gains/losses                                                            (2,248)
                                    ----------  --------  --------   ---------   ----------   --------  --------
BALANCE AT DECEMBER 31, 1994           4,563     21,905    72,355     53,773           (126)     (141)      (309)
Net income                                                            19,790
Cash dividends declared:
  Preferred stock                                                       (849)
  Common stock $.35 per share (FNB)                                   (3,151)
Purchase of common stock                                                                                  (1,447)
Issuance of common stock                             51       373                                          1,292
Stock dividend                                      930     7,132     (8,067)
Conversion of preferred stock             (47)       85       502
Obligation under ESOP plan                                                                               (248)
Change in net unrealized
  securities gains/losses                                                             3,457
                                       ---------- --------- --------   --------   ----------   ---------   -------
BALANCE AT DECEMBER 31, 1995           $   4,516  $ 22,971  $ 80,362   $ 61,496    $  3,331       ($389)    ($464)
                                       ========== ========= ========   ========    =========   =========   =======

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

Dollars in thousands

Year Ended December 31                              1995    1994    1993
                                                 -------- -------- --------
OPERATING ACTIVITIES
Net income                                       $ 19,790 $ 14,195 $ 11,477
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Depreciation and amortization                   5,667    6,772    7,924
    Provision for loan losses                       6,487    9,055    9,738
    Deferred taxes                                   (570)  (1,672)  (1,648)
    Gain on securities available for sale            (529)  (1,283)    (748)
    (Gain) loss on sale of loans                     (272)     331   (1,918)
    Proceeds from sale of loans                    21,085   47,020   81,492
    Net change in:
      Interest receivable                          (1,327)  (1,154)   1,890
      Interest payable                              1,837    1,339   (1,236)
      Loans held for sale                         (25,063) (79,823) (56,851)
      Other, net                                    5,547    7,585      849
                                                 -------- --------  --------
        Net cash flows from operating activities   32,652    2,365   50,969

INVESTING ACTIVITIES
Net change in:
  Interest bearing deposits with banks               (833)   3,322    5,288
  Federal funds sold                              (50,043)  22,055   (4,772)
  Loans                                           (83,262)(105,301)(125,782)
Purchase of securities available for sale        (121,797) (89,042) (19,918)
Purchase of securities held to maturity           (41,010) (41,036)(126,829)
Proceeds from sale of securities available for
  sale                                              7,047   13,406   40,170
Proceeds from maturity of securities available
  for sale                                         79,306   83,551   53,531
Proceeds from maturity of securities held to
  maturity                                         76,234   69,159  121,629
Increase in premises and equipment                 (7,104) (10,612)  (3,274)
                                                 -------- -------- --------
      Net cash flows from investing activities   (141,462) (54,498) (59,957)

FINANCING ACTIVITIES
Net change in:
  Non-interest bearing deposits                    19,730   10,922   16,888
  Interest bearing deposits                       120,560     (380) (12,763)
  Short-term borrowings                           (13,437)  17,533   (1,418)
Increase in long-term debt                          8,274   35,312   45,713
Decrease in long-term debt                        (14,036) (14,092) (32,754)
Proceeds from the sale and issuance of stock        1,716   14,862    2,216
Purchase of treasury stock                         (1,447)  (1,143)  (1,286)
Cash dividends paid                                (4,005)  (3,113)  (3,008)
                                                 -------- -------- --------
      Net cash flows from financing activities    117,355   59,901   13,588
                                                 -------- -------- --------

NET INCREASE IN CASH AND CASH EQUIVALENTS           8,545    7,768    4,600
Cash and Cash Equivalents At Beginning Of Year     75,386   67,618   63,018
                                                 -------- -------- --------
CASH AND CASH EQUIVALENTS AT END OF YEAR         $ 83,931 $ 75,386 $ 67,618
                                                 ======== ======== ========

See accompanying Notes to Supplemental Consolidated Financial Statements

F.N.B. CORPORATION AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

  The supplemental consolidated financial statements give retroactive effect to the merger of a subsidiary of F.N.B. Corporation (the Corporation) with and into Southwest Banks, Inc. (Southwest). The merger which was consummated on January 21, 1997 resulted in the Corporation issuing a total of 2,851,907 shares of Common Stock. This transaction has been accounted for on a pooling-of-interests basis, and such financial statements are presented as if the merger had been consummated for all the periods presented. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical consolidated financial statements upon issuance of consolidated financial statements for the quarter ended March 31, 1997.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:
  The supplemental consolidated financial statements include the accounts of the Corporation and its subsidiaries, including Southwest. All significant intercompany balances and transactions have been eliminated.

Business:
  The Corporation is a bank holding company headquartered in Hermitage, Pennsylvania. It operates 7 banks through 68 offices and a consumer finance company through 34 offices in Pennsylvania, Ohio, New York and Florida.

Use of Estimates:
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Securities:
  Debt securities are classified as held to maturity when management has the positive intent and ability to hold securities to maturity. Securities held to maturity are carried at amortized cost.

  Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with net unrealized securities gains (losses) reported separately as a component of stockholders' equity, net of tax.

  Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net securities gains (losses). The adjusted cost of specific securities sold is used to compute gains or losses on sales.

  Presently, the Corporation has no intention of establishing a trading securities classification.

Loans Held for Sale:
  Loans held for sale are recorded at the lower of aggregate cost or market value. Gain or loss on the sale of loans is included within non-interest income.

  In May of 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (FAS) No. 122, "Accounting for Mortgage Servicing Rights," an amendment of FAS No. 65. This Statement, which was adopted in 1996 on a prospective basis, allows entities originating mortgage loans for sale to recognize as an asset rights to service these loans. Additionally, the Corporation must periodically assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. The impact of this Statement did not have a material impact on the Corporation's results of operations or financial position.

Loans and the Allowance for Loan Losses:
  Loans that management has the intent and ability to hold for the foreseeable future, until maturity or payoff are reported at their outstanding principal adjusted for any charge-offs and any deferred fees or costs on originated loans.

  Interest income on loans is accrued on the principal amount outstanding. Generally, except for consumer installment loans, it is the Corporation's policy to discontinue interest accruals when principal or interest is due and has remained unpaid for 90 days or more unless the loan is both well secured and in the process of collection. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in the prior year is charged against the allowance for loan losses. Non-accrual loans may not be restored to accrual status until all delinquent principal and interest has been paid, or the loan becomes both well secured and in the process of collection. Consumer installment loans are generally charged off against the allowance for loan losses upon reaching 90 to 180 days past due, depending on the installment loan type. Loan origination fees and related costs are deferred and recognized over the life of the loans as an adjustment of yield.

  The allowance for loan losses is based on management's evaluation of potential losses in the loan portfolio, which includes an assessment of past experience, current and estimated future economic conditions, known and inherent risks in the loan portfolio, the estimated value of underlying collateral and industry standards. Additions are made to the allowance through periodic provisions charged to income and recovery of principal on loans previously charged off. Losses of principal are charged to the allowance when the loss actually occurs or when a determination is made that a loss is probable.

  On January 1, 1995, the Corporation adopted FAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." These standards require that impaired loans be identified and measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or at the fair value of the collateral if the loan is collateral dependent. If the recorded investment in the loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Impaired loans consist of non-homogeneous loans, which based on management's evaluation of current information and events, has determined that it is probable that the Corporation will not be able to collect all amounts due according to the contractual terms of the loan agreement. The Corporation evaluates all commercial and commercial real estate loans which have been classified for regulatory reporting purposes, including nonaccrual and restructured loans, in determining impaired loans. The adoption of these accounting standards had no material impact on the Corporation's financial position or results of operations.

Premises and Equipment:
  Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally on the straight-line method.

Other Real Estate Owned:
  Assets acquired in settlement of indebtedness are included in other assets at the lower of fair value minus estimated costs to sell or at the carrying amount of the indebtedness. Subsequent write-downs and net direct operating expenses attributable to such assets are included in other expenses.

Amortization of Intangibles:
  Core deposit intangibles are being amortized on accelerated methods over various lives ranging from 10-17 years.

Accounting for Postretirement Benefits Other than Pensions:
  The Corporation recognizes the projected future cost of providing postretirement benefits, such as health care and life insurance, as an expense as employees render service.

Income Taxes:
  Income taxes are computed utilizing the liability method. Under this method deferred taxes are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Per Share Amounts:
  Earnings and cash dividends per share have been adjusted for common stock dividends, including the stock dividend issued on April 24, 1996.

  Primary earnings per common share is calculated by dividing net income, adjusted for preferred stock dividends declared, by the sum of the weighted average number of shares of common stock outstanding and the number of shares of common stock which would be issued assuming the exercise of stock options and warrants during each period.

  Fully diluted earnings per common share is calculated by dividing net income, adjusted for minority interest, by the weighted average number of shares of common stock outstanding, assuming conversion of outstanding convertible preferred stock from the beginning of the year or date of issuance and the exercise of stock options and warrants. Such adjustments to net income and the weighted average number of shares of common stock outstanding are made only when such adjustments dilute earnings per common share.

Cash Equivalents:
  The Corporation considers cash and due from banks as cash and cash equivalents.

New Accounting Standards:
  FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which became effective for the Corporation in 1996, requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. Adoption of this Statement did not have a material effect on the financial position or results of the Corporation.

  FAS No. 123, "Accounting for Stock-Based Compensation," which becomes effective for the Corporation in 1996, defines a fair value based method of accounting for stock-based employee compensation plans. Under the fair value based method, compensation cost is measured at the grant date based upon the value of the award and is recognized over the service period. However, FAS No. 123 also allows an entity to continue to measure compensation costs for its plans as prescribed in APB Opinion No. 25 "Accounting for Stock Issued to Employees." The Corporation will continue its accounting in accordance with APB Opinion No. 25.

  FAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," establishes new standards for determining whether a transfer constitutes a sale and, if so, the determination of the resulting gain or loss. These standards are based on the consistent application of a financial components approach that focuses on control.
Under this approach, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. Provisions of this Statement are effective for certain transactions entered into in 1997 and 1998. The Corporation does not anticipate this Standard will have a material effect on the Corporation's financial position or results of operations.


MERGER, ACQUISITION AND DIVESTITURE

  On November 15, 1996, the Corporation signed a definitive merger agreement with West Coast Bancorp, Inc. (West Coast), a bank holding company headquartered in Cape Coral, Florida with assets of approximately $174 million. The merger agreement calls for an exchange of .794 share of the Corporation's common stock for each share of West Coast common stock. Approximately 1.2 million shares of the Corporation's common stock are expected to be issued in conjunction with the merger.

  In connection with the merger agreement, West Coast granted the Corporation an option to purchase up to 19.9% of its common stock exercisable only if certain conditions are met. The exchange ratio, number of shares under option and the price of the options are all subject to possible adjustment. The transaction will be accounted for as a pooling of interests and is expected to close during the second quarter of 1997, subject to approval by certain regulatory authorities and West Coast's shareholders.

  On November 6, 1996, the Corporation announced an arrangement with Sun Bancorp, Inc. (Sun), a bank holding company headquartered in Selinsgrove, Pennsylvania, with assets of approximately $355 million. Under the agreement, Sun will receive 100% of the ownership of Bucktail Bank and Trust Company, a subsidiary of the Corporation, having total assets of approximately $118 million. The Corporation will receive Sun stock worth approximately $17.5 million, which represents a 13.8% ownership of Sun.

SECURITIES

  The amortized cost of securities and their approximate fair values are as follows:

  Securities available for sale (in thousands):
                                                           GROSS       GROSS
                                             AMORTIZED   UNREALIZED  UNREALIZED     FAIR
December 31, 1995                              COST        GAINS      LOSSES       VALUE
                                             ---------   ---------  ----------  ----------
U.S. Treasury and other U.S. Government
  agencies and corporations                  $ 233,800   $   1,726   $    (69) $ 235,457
Mortgage-backed securities of
 U.S. Government agencies                       18,036         175                 18,211
Other debt securities                            2,000                     (5)      1,995
                                             ---------   ---------  ----------  ---------
    TOTAL DEBT SECURITIES                      253,836       1,901        (74)    255,663
Equity securities                               12,448       3,341        (31)     15,758
                                             ---------   ---------  ----------  ---------
                                             $ 266,284   $   5,242  $    (105)  $ 271,421
                                             =========   =========  ==========  =========

                                                           GROSS        GROSS
                                             AMORTIZED   UNREALIZED  UNREALIZED    FAIR
December 31, 1994                               COST        GAINS      LOSSES      VALUE
                                             ---------   ---------   ----------  --------
U.S. Treasury and other U.S. Government
  agencies and corporations                  $ 123,582               $  (2,279) $ 121,303
Mortgage-backed securities of
 U.S. Government agencies                          675                     (46)       629
Other debt securities                            1,000                     (11)       989
                                             ---------   ---------   ---------  ---------
TOTAL DEBT SECURITIES                          125,257                  (2,336)   122,921
Equity securities                               13,213   $   2,202         (81)    15,334
                                             ---------   ---------   ---------  ---------
                                             $ 138,470   $   2,202   $  (2,417) $ 138,255
                                             =========   =========   ========== =========

                                                            GROSS      GROSS
                                             AMORTIZED   UNREALIZED  UNREALIZED    FAIR
December 31, 1993                               COST        GAINS      LOSSES     VALUE
                                             ---------   ----------  ---------- ---------
U.S. Treasury and other U.S. Government
  agencies and corporations                  $ 121,171    $   1,071  $      (5) $ 122,237
Mortgage-backed securities of
 U.S. Government agencies                          567           12                   579
Other debt securities                               16                                 16
                                             ---------   ----------  ---------- ---------
    TOTAL DEBT SECURITIES                      121,754        1,083         (5)   122,832
Equity securities                                4,065        2,240        (81)     6,224
                                             ---------   ----------  ---------- ---------
                                             $ 125,819    $   3,323  $     (86) $ 129,056
                                             =========   ==========  =========  =========

  Securities held to maturity (in thousands):
                                                            GROSS       GROSS
                                             AMORTIZED   UNREALIZED  UNREALIZED    FAIR
December 31, 1995                               COST        GAINS      LOSSES     VALUE
                                             ---------   ----------  ---------- ---------
U.S. Treasury and other U.S. Government
 agencies and corporations                   $  15,223    $     108  $     (37) $  15,294
States of the U.S. and political
  subdivisions                                  40,969          126       (274)    40,821
Mortgage-backed securities of
 U.S. Government agencies                      104,555          447       (421)   104,581
Other debt securities                               56                      (5)        51
                                             ---------    ---------   --------- ---------
                                             $ 160,803    $     681   $   (737) $ 160,747
                                             =========    =========   ========= =========

                                                            GROSS       GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED    FAIR
December 31, 1994                              COST         GAINS       LOSSES     VALUE
                                             ---------   ----------   ---------- ---------
U.S. Treasury and other U.S. Government
  agencies and corporations                  $ 163,388                $  (4,621) $ 158,767
States of the U.S. and political
  subdivisions                                  42,019    $      64      (2,992)    39,091
Mortgage-backed securities of
 U.S. Government agencies                       83,288            3      (5,052)    78,239
Other debt securities                               61                       (8)        53
                                             ---------   ----------   ---------- ---------
                                             $ 288,756    $      67   $ (12,673) $ 276,150
                                             =========   ==========   ========== =========

                                                            GROSS         GROSS
                                             AMORTIZED   UNREALIZED   UNREALIZED    FAIR
December 31, 1993                               COST        GAINS       LOSSES     VALUE
                                             ---------   ----------   ---------- ---------
U.S. Treasury and other U.S. Government
  agencies and corporations                  $ 195,521    $   2,454   $     (57) $ 197,918
States of the U.S. and political
  subdivisions                                  40,047          372        (323)    40,096
Mortgage-backed securities of
  U.S. Government agencies                      93,523        1,304         (43)    94,784
Other debt securities                              597           25                    622
                                             ---------    ---------   ---------- ---------
    TOTAL DEBT SECURITIES                      329,688        4,155        (423)   333,420
Equity securities                                6,591                               6,591
                                             ---------    ---------   ---------- ---------
                                             $ 336,279    $   4,155   $    (423) $ 340,011
                                             =========    =========   ========== =========

  On December 21, 1995, the Corporation transferred $92.0 million of debt securities from the held to maturity category to the available for sale category in accordance with the implementation guidance issued on FAS No.
115. At the time of transfer, the market value of the securities totaled $92.3 million, and the unrealized gain, net of taxes, of $161,000 was recorded as an increase to stockholders' equity.

  At December 31, 1995 and 1994, respectively, securities with a carrying value of $119.2 million and $118.1 million were pledged to secure public deposits, trust deposits and for other purposes as required by law. Securities with a carrying value of $40.8 million and $27.1 million at December 31, 1995 and 1994, respectively, were pledged as collateral for other borrowings.

  FAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," established disclosures about derivatives and other financial instruments. Derivatives are various instruments used to construct a transaction that is derived from and reflects the underlying value of assets, other instruments or various indices. The primary purpose of derivatives, which include such items as forward contracts, interest swap contracts, options and futures, is to transfer price risk associated with the fluctuations in asset values rather than to borrow or lend funds. As of December 31, 1995, the Corporation had not entered into any such transactions.

  As of December 31, 1995, the amortized cost and fair value of securities, by contractual maturities, were as follows (in thousands):

                                    HELD TO MATURITY     AVAILABLE FOR SALE
                                  -------------------    -------------------
                                  AMORTIZED    FAIR      AMORTIZED    FAIR
December 31, 1995                    COST     VALUE         COST     VALUE
                                  --------- ----------   --------- ---------

Due in one year or less           $  11,706 $  11,743    $ 109,205 $ 109,467
Due from one to five years          137,611   137,423      121,675   122,764
Due from five to ten years           11,476    11,574       14,997    15,435
Due after ten years                      10         7        5,959     6,002
                                  --------- ---------    --------- ---------
                                    160,803   160,747      251,836   253,668
Other securities                                            14,448    17,753
                                  --------- ---------    --------- ---------
                                  $ 160,803 $ 160,747    $ 266,284 $ 271,421
                                  ========= =========    ========= =========

  For purposes of the maturity table, mortgage-backed securities have been allocated over maturity groupings based on management's estimate of the payment tendencies of the underlying collateral.

  Proceeds from sales of debt and equity securities during 1995, 1994 and 1993 were $7.0 million, $13.4 million and $40.2 million, respectively. Gross gains and gross losses were realized on those sales as follows (in thousands):


                                         1995    1994    1993
                                         ----    ----    ----
Gross gains                              $530   $1,331   $960
Gross losses                                1       48    212
                                         ----   ------   ----
                                         $529   $1,283   $748
                                         ====   ======   ====

LOANS
  Following is a summary of loans (in thousands):

December 31                                             1995        1994
                                                     ----------  ----------
Commercial, financial and agricultural               $  151,157  $  184,472
Real estate - construction                               22,047      37,985
Real estate - mortgage                                  925,644     807,354
Installment loans to individuals                        379,011     366,616
Unearned income                                         (26,867)    (22,339)
                                                      ---------   ---------
                                                      1,450,992   1,374,088
                                                      ---------   ---------

Loans held for sale:
  Real estate - mortgage                                  7,919       5,071
  Installment loans to individuals                        2,235         833
                                                      ---------   ---------
                                                         10,154       5,904
                                                      ---------   ---------
                                                     $1,461,146  $1,379,992
                                                     ==========  ==========

  During 1995, the Corporation converted its data processing system. The new system allows for the separate classification of commercial real estate loans. The 1995 balances reflect commercial real estate loans within the real estate - mortgage category. Such loans were previously classified within the commercial, financial and agricultural category.

  During 1994, the Corporation reclassified $119.9 million of residential mortgages and indirect installment loans from the held for sale category into its permanent loan portfolio. This action was taken to more clearly reflect management's intent relative to portfolio lending activities by specifically defining certain loan originations that would be sold in the secondary market. At the time of this reclassification, the book value of those loans closely approximated their market value.

  Certain directors and executive officers of the Corporation and its significant subsidiaries, as well as associates of such persons, were loan customers during 1995. Such loans were made in the ordinary course of business under normal credit terms and do not represent more than a normal risk of collection. Following is a summary of the amount of loans in which the aggregate of the loans to any such persons exceeded $60,000 during the year (in thousands):

     Total loans at December 31, 1994     $  31,126
     New loans                               11,515
     Repayments                             (15,275)
     Other                                      933
                                          ---------
Total loans at December 31, 1995          $  28,299
                                          =========

  Other represents the net change in loan balances resulting from changes in related parties during the year.

NON-PERFORMING ASSETS

  Following is a summary of non-performing assets (in thousands):

December 31                                1995      1994      1993
                                         --------  --------  --------
Non-accrual loans                        $  6,622  $  9,926  $ 10,262
Restructured loans                          3,075     3,157     3,236
                                         --------  --------  --------
  TOTAL NON-PERFORMING LOANS                9,697    13,083    13,498
Other real estate owned                     3,251     3,675     3,016
                                         --------  --------  --------
  TOTAL NON-PERFORMING ASSETS            $ 12,948  $ 16,758  $ 16,514
                                         ========  ========  ========

  For the years ended December 31, 1995, 1994 and 1993, income recognized on non-accrual and restructured loans was $590,000, $636,000 and $671,000, respectively. Income that would have been recognized during 1995, 1994 and 1993 on such loans if they were in accordance with their original terms was $1.1 million, $1.7 million and $1.7 million, respectively. Loans past due 90 days or more were $3.9 million, $2.6 million and $3.4 million at December 31, 1995, 1994 and 1993, respectively.

  At December 31, 1995, the recorded investment in loans that are considered to be impaired under FAS No. 114 was $10.7 million (of which $2.8 million were on a non-accrual basis). Included in this amount is $3.7 million of impaired loans that as a result of write-downs did not have an allocated allowance for credit losses. The allocated allowance on the remaining $7.0 million of impaired loans totaled $1.1 million at December 31, 1995. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $13.7 million. For the year ended December 31, 1995, the Corporation recognized interest income on those impaired loans of $917,000 which did not include any interest income recognized using the cash basis method of income recognition.

ALLOWANCE FOR LOAN LOSSES

  Following is an analysis of changes in the allowance for loan losses (in thousands):

Year Ended December 31               1995      1994      1993
                                   --------  --------  --------
Balance at beginning of year       $ 21,477  $ 17,182  $ 15,428
Loss reserves transferred                                  (893)

Charge-offs                          (6,664)   (6,569)   (8,479)
Recoveries                            1,835     1,809     1,388
                                   --------  --------  --------
    NET CHARGE-OFFS                  (4,829)   (4,760)   (7,091)
Provision for loan losses             6,487     9,055     9,738
                                   --------  --------  --------
Balance at end of year             $ 23,135  $ 21,477  $ 17,182
                                   ========  ========  ========
PREMISES AND EQUIPMENT

  Following is a summary of premises and equipment (in thousands):

December 31                  1995        1994
                           --------    --------
Land                       $  6,509    $  5,560
Premises                     33,870      31,893
Equipment                    27,090      23,380
                           --------    --------
                             67,469      60,833
Accumulated depreciation    (30,551)    (26,900)
                           --------    --------
                           $ 36,918    $ 33,933
                           ========    ========

  Depreciation expense was $4.1 million for 1995, $3.9 million for 1994 and $3.6 million for 1993. The Corporation is in the process of constructing a new multi-story building in Hermitage, as well as three new branches in Erie and a new branch in Collier County, Florida. Construction, equipment and furnishing costs are projected to be approximately $13.2 million.

  The Corporation has operating leases extending to 2016 for certain land, office locations and equipment. Leases that expire are generally expected to be renewed or replaced by other leases. Rental expense was $2.5 million for 1995, $1.9 million for 1994 and $1.5 million for 1993. Total minimum rental commitments under such leases were $13.6 million at December 31, 1995. Following is a summary of future minimum lease payments for years following December 31, 1995 (in thousands):

            1996                              $1,615
            1997                               1,521
            1998                               1,339
            1999                                 855
            2000                                 560
            Later years                        7,727


DEPOSITS

  Following is a summary of deposits (in thousands):

December 31                         1995           1994
                                 ----------     ----------
Non-interest bearing             $  213,879     $  194,149
Savings and NOW                     710,675        729,276
Certificates of deposit and
  other time deposits               842,386        703,225
                                 ----------     ----------
                                 $1,766,940     $1,626,650
                                 ==========    ===========

  Following is a summary of time deposits of $100,000 or more by remaining maturities (in thousands):
                                CERTIFICATES    OTHER TIME
December 31, 1995                OF DEPOSIT      DEPOSITS        TOTAL
                                ------------   ------------   ------------
Three months or less               $36,811        $ 3,250       $ 40,061
Three to six months                 28,812          2,879         31,691
Six to twelve months                29,098          4,345         33,443
Over twelve months                  20,491         15,979         36,470
                                  ---------      ---------     ----------
                                  $115,212        $26,453       $141,665
                                  =========      =========     ==========

SHORT-TERM BORROWINGS

  Following is a summary of short-term borrowings (in thousands):

December 31                                          1995          1994
                                                   --------      --------
Securities sold under repurchase agreements        $ 21,267      $ 13,396
Other short-term borrowings                           4,872        25,457
Subordinated notes                                   47,362        48,085
                                                   --------      --------
                                                   $ 73,501      $ 86,938
                                                   ========      ========

  Credit facilities amounting to $25.0 million at December 31, 1995 and December 31, 1994 were maintained with various banks with rates which are at or below prime rate. The facilities and their terms are periodically reviewed by the banks and are generally subject to withdrawal at their discretion. The amount of these credit facilities which were unused amounted to $22.0 million at December 31, 1995 and $21.0 million at December 31, 1994.

  In addition, certain subsidiaries have lines of credit with the Federal Home Loan Bank, which if used would require collateralization. No amounts were used as of December 31, 1995.

LONG-TERM DEBT

  Following is a summary of long-term debt (in thousands):

December 31                             1995        1994
                                      --------    --------
Real estate mortgages payable         $    284    $    452
Federal Home Loan Bank advances         12,077      18,612
Subordinated notes                      37,394      36,453
                                      --------    --------
                                      $ 49,755    $ 55,517
                                      ========    ========

  The Federal Home Loan Bank advances are secured by residential real estate loans and are scheduled to mature in various amounts annually from 1996 through the year 1999. Interest rates paid on these advances range from 5.79% to 5.84%.

  Subordinated notes are unsecured and subordinated to other indebtedness of the Corporation. The subordinated notes are scheduled to mature in various amounts annually from 1996 through the year 2005. At December 31, 1995, $29.5 million of long-term subordinated debt is redeemable prior to maturity. Of this total, $27.2 million is redeemable by the holder at a discount equal to three months of interest. The issuer may require the holder to give 30 days prior written notice. No sinking fund is required and none has been established to retire the debt. The weighted average interest rate on long-term subordinated debt was 7.85% at December 31, 1995 and 8.02% at December 31, 1994.

  Scheduled annual maturities for all of the long-term debt for each of the five years following December 31, 1995 are as follows (in thousands):

          1996               $27,948
          1997                 5,320
          1998                 2,278
          1999                   898
          2000                   959
          Later years         12,352

COMMITMENTS AND CREDIT RISK

  The Corporation has commitments to extend credit and standby letters of credit which involve certain elements of credit risk in excess of the amount stated in the consolidated balance sheet. The Corporation's exposure to credit loss in the event of non-performance by the customer is represented by the contractual amount of those instruments. Consistent credit policies are used by the Corporation for both on- and off-balance sheet items.

  Following is a summary of off-balance sheet credit risk information (in thousands):

December 31                          1995        1994
                                   --------    --------
Off-balance sheet credit risk:
  Commitments to extend credit     $215,471    $173,406
  Standby letters of credit          11,450      15,777

  At December 31, 1995, funding of approximately 70% of the commitments to extend credit is dependent on the financial condition of the customer. The Corporation has the ability to withdraw such commitments at its discretion. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Based on management's credit evaluation of the customer, collateral may be deemed necessary. Collateral requirements vary and may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

  Standby letters of credit are conditional commitments issued by the Corporation which may require payment at a future date. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

STOCKHOLDERS' EQUITY

  Series A - Cumulative Convertible Preferred Stock (Series A Preferred) was created for the purpose of acquiring Reeves Bank. Holders of Series A Preferred are entitled to 4.9 votes for each share held. The holders do not have cumulative voting rights in the election of directors. Dividends are cumulative from the date of issue and are payable at $.42 per share each quarter. Series A Preferred is convertible at the option of the holder into shares of the Corporation's common stock having a market value of $25.00 at time of conversion. The Corporation has the right to require the conversion of the balance of all outstanding shares at the conversion rate at any time after 50% of the 49,512 shares issued are no longer outstanding. During 1995, 450 shares of Series A Preferred were converted to 617 shares of common stock. At December 31, 1995, 31,148 shares of common stock were reserved by the Corporation for the conversion of the remaining 24,838 outstanding shares.

  Series B - Cumulative Convertible Preferred Stock (Series B Preferred) was issued during 1992 for the purpose of raising capital for the Erie acquisition. Holders of Series B Preferred have no voting rights. Dividends are cumulative from the date of issue and are payable at $.46875 per share each quarter. Series B Preferred has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of the Corporation's common stock at a price of $12.83 per share. The Corporation has the right to redeem the Series B Preferred for cash on or after May 15, 1996, as set forth in the prospectus relating to the offering of Series B Preferred dated May 8, 1992. During 1995, 4,200 shares of Series B Preferred were converted to 8,179 shares of common stock. At December 31, 1995, 831,362 shares of common stock were reserved by the Corporation for the conversion of the remaining 426,800 outstanding shares.

  Series A Preferred of First County was issued in connection with the initial capitalization of First County Bank, and recognized as minority interest. The Corporation required the conversion of the outstanding shares during the first quarter of 1995. This conversion resulted in the Corporation issuing an additional 33,676 shares of common stock.

STOCK INCENTIVE PLANS

  The Corporation has a restricted stock bonus plan which provides for the issuance of up to 352,800 shares of common stock to key employees of the Corporation. All shares of stock awarded under the plan vest in equal installments over a five year period on each anniversary of the date of grant. Participants have full voting rights on all shares regardless of vesting unless forfeited. The shares of stock awarded under the plan are held in the participants name and are enrolled in the Voluntary Dividend Reinvestment and Stock Purchase Plan. During 1995, the Corporation awarded 2,901 shares, 20% of which become vested in January 1996.

  The Corporation has a stock option plan (Option Plan) which provides for the issuance of up to 860,722 stock options and stock appreciation rights to key employees of the Corporation. The options are granted at a price equal to the fair market value at the date of the grant and are exercisable within ten years from the date of the grant.

  At December 31, 1995, options for 215,293 of common stock were exercisable at prices ranging from $6.90 to $13.61 per share.

  Activity in the Option Plan during the past three years was as follows:

                                        1995         1994        1993
                                      --------     --------    --------
Outstanding, beginning of year         545,015      434,733     204,100
  Granted during the year              108,010      128,560     235,686
  Exercised during the year
    (at prices ranging
    from $6.60 to $13.61
    per share)                          (2,754)      (3,574)
  Forfeited during the year            (13,583)     (14,704)     (5,053)
                                       -------      -------     -------
Ending balance                         636,688      545,015     434,733
                                       =======      =======     =======

  The Corporation has granted warrants to purchase one share of common stock (at an exercise price of $6.90 per share). Such warrants are exercisable and will expire on June 19, 2001. The Corporation has reserved 93,397 shares of common stock for issuance in connection with these warrants.

RETIREMENT PLANS

  Certain of the Corporation's subsidiaries participate in defined benefit retirement plans covering substantially all of their employees. The expense associated with these was $1.7 million in 1995, $1.6 million in 1994 and $931,000 in 1993.

  The defined benefit plans provide benefits based on years of credited service and compensation (as defined), subject to ERISA limitations. Contributions to the tax-qualified plans are made in amounts not less than the minimum-required contribution under ERISA nor more than the maximum-deductible contribution under the Internal Revenue Code.

  Following is the estimated funded status (in thousands):

December 31                                1995                    1994
                               -------------------------  --------------------------------
                               PLANS WHOSE   PLANS WHOSE    PLANS WHOSE   PLANS WHOSE
                             ASSETS EXCEED   ACCUMULATED  ASSETS EXCEED   ACCUMULATED
                               ACCUMULATED      BENEFITS    ACCUMULATED      BENEFITS
                                  BENEFITS EXCEED ASSETS       BENEFITS EXCEED ASSETS
                                  -------- -------------       -------- -------------
Actuarial present value of:
  Vested benefit obligation       $ 13,406      $  2,439       $ 10,282       $ 1,236
                                  ========      ========       ========       =======
  Accumulated benefit obligation  $ 13,625      $  3,169       $ 10,506       $ 1,629
                                  ========      ========       ========       =======

  Projected benefit obligation for services
    rendered to date              $(17,114)     $ (3,720)      $(12,909)      $(1,972)
Plan assets at fair value,
   primarily U.S. Government
   securities and common stocks     17,881                       14,673
                                  --------      --------       --------       -------
Plan assets in excess of or (less than) projected
  benefit obligation                   767        (3,720)         1,764        (1,972)
Unrecognized net (gain) loss            21           (33)        (1,313)         (434)
Unrecognized net obligation             58                           63
Unrecognized prior service cost        162         2,185            179         1,484
Additional liability                                                             (707)
                                  --------      --------       --------       -------
Prepaid (accrued) pension costs   $  1,008      $ (1,568)      $    693       $(1,629)
                                  ========      ========       ========       =======

  The pension expense for the defined benefit plans included the following components (in thousands):

Year Ended December 31                               1995     1994     1993
                                                   -------  -------  -------
Service costs - benefits earned during the period  $   854  $ 1,072  $   771
Interest cost on projected benefit obligation        1,375    1,237      815
Actual return on plan assets                        (3,014)     330     (757)
Net amortization                                     2,115   (1,293)    (212)
                                                   -------  -------  -------
Net pension expense                                $ 1,330  $ 1,346  $   617
                                                   =======  =======  =======

Assumptions as of December 31                        1995     1994     1993
                                                   -------  -------  -------
Weighted average discount rate                       7.0%     8.5%     7.3%
Rates of increase in compensation levels             4.0%     4.0%     4.0%
Expected long-term rate of return on assets          8.0%     8.0%     8.0%

  At December 31, 1995 and 1994, respectively, plan assets include $745,000 and $519,000 of the Corporation's common stock and $193,000 and $172,000 of the Corporation's subordinated debt.

  Certain subsidiaries of the Corporation participate in a qualified 401(k) defined contribution plan for the full-time employees of the subsidiary. A percentage of employees' contributions to the plan are matched by the Corporation up to a maximum of 6 percent of the employee's salary. The
401(k) pension expense amounted to $340,000 in 1995, $297,000 in 1994 and $314,000 in 1993.


  The remaining subsidiaries of the Corporation participate in a Salary
Savings ESOP Plan, under which eligible employees may contribute a percentage of their salary. The Corporation matches 50 percent of an eligible employee's contribution on the first 6 percent that the employee defers, and may make a discretionary contribution payable either in cash or the Corporation's common stock based upon the Corporation's profitability and approval of the Board of Directors. Employees are generally eligible to participate upon completing one year of service and having attained age 21.
Employer contributions become 20 percent vested when an employee has completed two years of service, and vest at a rate of 20 percent per year thereafter. The Corporation recognized expense of $298,335 in 1995, $188,777 in 1994 and $133,548 in 1993 related to the Salary Savings ESOP Plan.

POSTRETIREMENT PLANS

  In addition to the Corporation's retirement plans, the Corporation has various unfunded postretirement plans which provide medical benefits and life insurance benefits to its retirees. The postretirement health care plans vary, the most stringent of which are contributory and contain other cost-sharing features such as deductibles and co-insurance. The life insurance plans are noncontributory.

  The amounts recognized in the Corporation's consolidated financial statements are as follows (in thousands):

Year Ended December 31                  1995     1994
                                      -------- --------
Accumulated postretirement benefit obligation:
  Current retirees                     $   186  $   247
  Fully eligible actives                    50       83
  Other actives                            594      702
                                      -------- --------
Total Accumulated Postretirement
  Benefit Obligation                       830    1,032
Unrecognized net transition obligation    (760)    (809)
Unrecognized net gain                      255       19
Unrecognized prior service cost             (9)     (22)
                                      -------- --------
Accrued postretirement benefit
  liability                            $   316  $   220
                                       =======  =======

  Net periodic postretirement benefit cost included the following components
(in thousands):

Year Ended December 31                              1995    1994    1993
                                                  ------- ------- -------
Service cost                                      $    60 $    75 $    69
Interest cost                                          68      73      58
Amortization of transition obligation                  38      49      50
                                                  ------- ------- -------
Net periodic postretirement benefit cost          $   166 $   197 $   177
                                                  ======= ======= =======

  A 7.50 % annual rate of increase in the per capita costs of covered health care benefits is assumed for 1996, gradually decreasing to 4.75 % by the year
2001. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $74,000 and increase the aggregate of the service and interest cost component of net periodic postretirement benefit cost for 1995 by $15,000. A discount rate of 7.00 % was used to determine the accumulated postretirement benefit obligation.


INCOME TAXES

  Income tax expense consists of the following (in thousands):

Year Ended December 31                    1995       1994       1993
                                        -------    -------    -------
Current income taxes:
  Federal taxes                         $ 9,767    $ 8,406    $ 6,372
  State taxes                               281        256        375
                                        -------    -------    -------
                                         10,048      8,662      6,747
Deferred income taxes:
  Federal taxes                            (572)    (1,646)    (1,656)
  State taxes                                 2        (27)         8
                                        -------    -------    -------
                                        $ 9,478    $ 6,989    $ 5,099
                                        =======    =======    =======

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):

December 31                           1995          1994
                                    -------       -------
Deferred tax assets:
  Allowance for loan losses         $ 7,205       $ 6,707
  Deferred compensation                 234           213
  Loan fees                             236           450
  Other                               2,799         2,366
                                    -------       -------
    TOTAL GROSS DEFERRED TAX ASSETS  10,474         9,736
                                    -------       -------
Deferred tax liabilities:
  Depreciation                         (930)         (968)
  Dealer reserve participation         (957)         (957)
  Unrealized gains on securities
    available for sale               (1,806)           89
  Securitization of indirect
    automobile loans                   (291)         (237)
  Leasing                              (285)          (48)
  Other                              (2,033)       (1,921)
                                    -------       -------
    TOTAL GROSS DEFERRED TAX
      LIABILITIES                    (6,302)       (4,042)
                                    -------       -------
                                      4,172         5,694
    Less valuation allowance                          197
                                    -------       -------
    NET DEFERRED TAX ASSETS         $ 4,172       $ 5,497
                                    =======       =======

  The valuation allowance for deferred taxes was related to state tax benefits.

  Following is a reconciliation between tax expense using federal statutory rates and actual tax expense (in thousands):

Year Ended December 31                  1995         1994         1993
                                     ----------   ----------   ----------
Federal statutory tax                   35.0%        35.0%        35.0%
Effect of nontaxable interest
  and dividend income                   (4.4)        (6.3)        (6.2)
State taxes                               .6           .7          1.5
Goodwill                                  .5           .7
Other items                               .7          2.9           .5
                                        -----        -----        -----
Actual effective taxes                  32.4%        33.0%        30.8%
                                       ======       ======       ======

  Included in loan income is interest on tax-free loans of $2.4 million, $2.5 million and $2.6 million for 1995, 1994 and 1993, respectively. The related income tax expense on securities gains amounting to $185,000, $449,000 and $262,000 for 1995, 1994 and 1993, respectively, is included in income taxes.

CASH FLOW INFORMATION
  Following is a summary of supplemental cash flow information (in thousands):

Year Ended December 31                  1995        1994        1993
                                     ----------  ----------  ----------
Cash paid during year for:
  Interest                           $  67,975   $  55,195    $  61,234
  Income taxes                           9,898       7,888        6,191

Non-cash Investing and
  Financing Activities:
    Acquisition of real estate in
      settlement of loans            $   2,436   $   3,286    $   2,655
    Loans granted in the sale of
      other real estate                    321       1,267        4,704
    Transfers and reclassifications
      of investment securities to
      securities available for sale     91,982      17,257
    Loans reclassified from held
      for sale                                     119,858


REGULATORY MATTERS
  The Corporation and its banking subsidiaries are subject to various regulatory capital requirements administered by the federal banking agencies.
Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and its banking subsidiaries must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's and banking subsidiaries' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

  Quantitative measures established by regulators to ensure capital adequacy require the Corporation and its banking subsidiaries to maintain minimum amounts and ratios of total and tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of tier 1 capital to average assets (as defined). Management believes, as of December 31, 1996, that the Corporation and each of its banking subsidiaries meet all capital adequacy requirements to which they are subject.


  Capital ratios as of December 31, 1995 for the Corporation and its significant subsidiary, First National Bank of Pennsylvania, are as follows
(dollars in thousands):

                                                                   TO BE WELL
                                                            CAPITALIZED UNDER
                                             FOR CAPITAL    PROMPT CORRECTIVE
                              ACTUAL      ADEQUACY PURPOSES ACTION PROVISIONS
                        ----------------- ----------------- -----------------
                         AMOUNT    RATIO   AMOUNT    RATIO   AMOUNT    RATIO
                        --------  ------- --------  ------- --------  -------
CORPORATION:
  Total Capital        $193,755    13.5%  $114,706    8.0%  $143,382   10.0%
    (to risk-weighted assets)
  Tier 1 Capital        167,364    11.7     57,353    4.0     86,029    6.0
    (to risk-weighted assets)
  Tier 1 Capital        167,364     8.2     81,770    4.0    102,212    5.0
    (to average assets)

FIRST NATIONAL BANK OF
  PENNSYLVANIA:
  Total Capital        $ 74,806    11.8%  $ 50,910    8.0%  $ 63,637   10.0%
    (to risk-weighted assets)
  Tier 1 Capital         66,813    10.5     25,455    4.0     38,182    6.0
    (to risk-weighted assets)
  Tier 1 Capital         66,813     7.5     35,652    4.0     44,565    5.0
    (to average assets)

  As of December 31, 1995, the Corporation and each of its banking subsidiaries have been categorized by the various regulators as "well capitalized" under the regulatory framework for prompt corrective action.

  The Corporation's banking subsidiaries were required to maintain aggregate reserves amounting to $22.8 million at December 31, 1995 to satisfy federal regulatory requirements. The Corporation also maintains deposits for various services such as check clearing.

  Certain limitations exist under applicable law and regulations by regulatory agencies regarding dividend payments to a parent by its subsidiaries. As of December 31, 1995, the subsidiaries had $23.6 million of retained earnings available for distribution as dividends without prior regulatory approval.

  Under current Federal Reserve regulations, the Corporation's banking subsidiaries are limited in the amount they may lend to non-bank affiliates, including the Corporation. Such loans must be secured by specified collateral. In addition, any such loans to a single non-bank affiliate may not exceed 10% of any banking subsidiary's capital and surplus and the aggregate of loans to all such affiliates may not exceed 20%. The maximum amount that may be borrowed by the parent company under these provisions approximated $19.2 million at December 31, 1995.


PARENT COMPANY FINANCIAL STATEMENTS

  Below is condensed financial information of F.N.B. Corporation (parent company only). In this information, the parent's investments in subsidiaries are stated at cost plus equity in undistributed earnings of subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

BALANCE SHEET (IN THOUSANDS):
December 31                             1995         1994
                                      --------     --------
ASSETS
Cash                                  $     16     $     13
Short-term investments                   2,928        2,722
Advances to subsidiaries                76,849       70,742
Receivables                              4,761        3,087
Securities available for sale            6,720        5,608
Investment in bank subsidiaries        151,528      141,391
Investment in non-bank subsidiaries     20,869       19,691
                                      --------     --------
                                      $263,671     $243,254
                                      ========     ========
LIABILITIES
Other liabilities                     $  4,092     $  2,695
Short-term borrowings                   50,362       52,085
Long-term debt                          37,394       36,454
                                      --------     --------
  TOTAL LIABILITIES                     91,848       91,234
                                      --------     --------
STOCKHOLDERS' EQUITY                   171,823      152,020
                                      --------     --------
  TOTAL                               $263,671     $243,254
                                      ========     ========

INCOME STATEMENT (IN THOUSANDS)
Year Ended December 31                  1995         1994         1993
                                      --------     --------     --------
INCOME
Dividend income from subsidiaries:
  Bank                                 $ 8,942      $ 6,849      $ 6,478
  Non-bank                               3,706        3,596        2,902
                                       -------      -------      -------
                                        12,648       10,445        9,380
Gain on sale of securities                 512        1,287          403
Interest income                          4,924        4,062          193
Other income                               206          190          189
                                       -------      -------      -------
  TOTAL INCOME                          18,290       15,984       10,165
                                       -------      -------      -------

EXPENSES
Interest expense                         5,972        5,465        1,967
Service fees                               609          559          461
Other expenses                           1,297        1,239          620
                                       -------      -------      -------
  TOTAL EXPENSES                         7,878        7,263        3,048
                                       -------      -------      -------

INCOME BEFORE TAXES AND
  EQUITY IN UNDISTRIBUTED INCOME
  OF SUBSIDIARIES                       10,412        8,721       7,117
Income tax credit                          700          430         846
                                       -------      -------     -------
                                        11,112        9,151       7,963
                                       -------      -------     -------
Equity in undistributed income
  of subsidiaries:
    Bank                                 7,679        4,876       1,001
    Non-bank                               999          168       2,513
                                       -------      -------     -------
                                         8,678        5,044       3,514
                                       -------      -------     -------
NET INCOME                             $19,790      $14,195     $11,477
                                       =======      =======     =======


STATEMENT OF CASH FLOWS (IN THOUSANDS)
Year Ended December 31                   1995         1994        1993
                                       --------     --------    --------
OPERATING ACTIVITIES
Net income                             $ 19,790     $ 14,195    $ 11,477
Adjustments to reconcile net
  income to net cash provided
  by operating activities:
    Gain on sale of securities             (512)      (1,287)       (403)
    Undistributed earnings
      of subsidiaries                    (8,678)      (5,044)     (3,514)
    Other, net                             (882)      (1,417)     (1,760)
                                       --------     --------    --------
      Net cash flows from
        operating activities              9,718        6,447       5,800

INVESTING ACTIVITIES
Purchase of securities                     (383)        (400)       (283)
Proceeds from sale of securities            922        2,346         975
Advances from (to) subsidiaries          (6,107)      (4,779)        688
Investment in subsidiaries                  372      (16,579)     (1,046)
                                       --------     --------    --------
    Net cash flows from
      investing activities               (5,196)     (19,412)        334

FINANCING ACTIVITIES
Net decrease in due to
  non-bank subsidiary                                 (4,295)     (3,020)
Net decrease in short-term
  borrowings                             (1,723)      (1,210)     (1,000)
Decrease in long-term debt               (5,334)      (7,400)        (35)
Increase in long-term debt                6,274       15,275
Purchase of common stock                 (1,447)      (1,143)     (1,286)
Sale of common stock                      1,716       14,862       2,216
Cash dividends paid                      (4,005)      (3,113)     (3,008)
                                       --------     --------    --------
    Net cash flows from
      financing activities               (4,519)      12,976      (6,133)
                                       --------     --------    --------
NET INCREASE IN CASH                          3           11           1
Cash at beginning of year                    13            2           1
                                       --------     --------    --------
CASH AT END OF YEAR                    $     16     $     13    $      2
                                       ========     ========    ========

CASH PAID
Interest                               $  5,009     $  4,433    $  1,908
Income taxes                                              39         295

  Subordinated notes, included within short-term borrowings and long-term debt, are unsecured and subordinated to other indebtedness of the Corporation. At December 31, 1995, $74.6 million principal amount of such notes is redeemable prior to maturity by the holder at a discount equal to one month of interest on short-term notes or three months of interest on long-term notes. The issuer may require the holder to give 30 days prior written notice. No sinking fund has been established to retire the notes.
The weighted average interest rate was 6.63% at December 31, 1995 and 6.40% at December 31, 1994. The subordinated notes are scheduled to mature in various amounts annually from 1996 through the year 2005.


  Following is a summary of the combined aggregate scheduled annual maturities for each year following December 31, 1995 (in thousands):

             1996               $63,139
             1997                 5,222
             1998                 2,254
             1999                   874
             2000                   943
             Later years         12,324

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due from Banks:
  For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

Securities:
  For both securities available for sale and securities held to maturity, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans:
  The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits:
  The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated by discounting future cash flows using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefits that result from low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

Short-Term Borrowings:
  The carrying amounts for short-term borrowings approximate fair value for amounts that mature in 90 days or less. The fair value of subordinated notes is estimated by discounting future cash flows using rates currently offered.

Long-Term Debt:
  The fair value of long-term debt is estimated by discounting future cash flows based on the market prices for the same or similar issues or on the current rates offered to the Corporation for debt of the same remaining maturities.


  The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                        1995                   1994
                                ---------------------- ----------------------
                                 CARRYING       FAIR   CARRYING        FAIR
                                  AMOUNT       VALUE    AMOUNT        VALUE

                                ----------  ---------- ----------  ----------
FINANCIAL ASSETS
Cash and short-term investments $  141,593  $  141,593 $   82,172  $   82,172
Securities available for sale      271,421     271,421    138,255     138,255
Securities held to maturity        160,803     160,747    288,756     276,150
Net loans                        1,438,011   1,443,757  1,358,515   1,339,969

FINANCIAL LIABILITIES
Deposits                        $1,766,940  $1,772,185 $1,626,650  $1,622,359
Short-term borrowings               73,501      73,501     86,938      86,938
Long-term debt                      49,755      49,514     55,517      54,864


F.N.B. CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL SELECTED AND QUARTERLY FINANCIAL DATA

SELECTED SUPPLEMENTAL FINANCIAL DATA (Dollars in thousands, except per share data)

YEAR ENDED DECEMBER 31    1995       1994       1993       1992       1991
                       ---------- ---------- ---------- ---------- ----------
Total interest income  $  160,740 $  140,294 $  136,698 $  134,857 $  131,100
Total interest expense     69,812     56,534     59,998     66,726     76,699
Net interest income        90,928     83,760     76,700     68,131     54,401
Provision for loan losses   6,487      9,055      9,738     15,443      5,608
Total non-interest income  17,717     15,824     17,321     14,100     11,380
Total non-interest
  expenses                 72,890     69,345     67,707     56,301     46,248
Net income                 19,790     14,195     11,477      7,492     10,332

AT YEAR-END
Total assets           $2,091,417 $1,949,393 $1,867,785 $1,844,123 $1,465,747
Deposits                1,766,940  1,626,650  1,616,109  1,611,984  1,257,422
Net loans               1,438,011  1,358,515  1,231,605  1,136,226  1,051,222
Long-term debt             49,755     55,517     31,297     32,823     18,520
Preferred stock             4,516      4,563      4,582      4,605        292
Total stockholders'
  equity                  171,823    152,020    127,255    118,081     99,608

PER COMMON SHARE
Net income
  Primary                  $ 1.56     $ 1.14     $  .99       $.68      $1.03
  Fully diluted              1.52       1.13        .99        .68       1.02
Cash dividends (FNB)          .35        .25        .24        .23        .21
Book value                  13.50      11.89      10.94      10.14       9.87

RATIOS
Return on average assets      .98%       .74%       .62%       .46%      .73%
Return on average equity    12.06       9.72       9.26       6.70      10.80
Dividends payout ratio      17.30      17.39      21.21      29.41      19.42

Average equity to
  average assets             8.12       7.62       6.70       6.85       6.83


SUPPLEMENTAL QUARTERLY EARNINGS SUMMARY (Dollars in thousands, except per share data)

QUARTER ENDED 1995        MAR. 31     JUNE 30     SEPT 30     DEC. 31
                         ---------   ---------   ---------   ---------
Total interest income     $37,985     $39,951     $41,449     $41,355
Total interest expense     16,045      17,559      18,280      17,928
Net interest income        21,940      22,392      23,169      23,427
Provision for loan losses   1,691       1,558       1,561       1,677
Total non-interest income   3,943       4,938       4,235       4,601
Total non-interest
  expenses                 18,123      18,779      17,954      18,034
Net income                  4,138       4,664       5,357       5,631

PER COMMON SHARE
Net income
  Primary                    $.34        $.37        $.43        $.43
  Fully-diluted               .33         .36         .41         .42
Cash dividends (FNB)          .06         .07         .10         .12

QUARTER ENDED 1994        MAR. 31     JUNE 30     SEPT 30     DEC. 31
                         ---------   ---------   ---------   ---------
Total interest income     $33,662     $34,550     $35,414     $36,668
Total interest expense     13,638      13,674      14,336      14,886
Net interest income        20,024      20,876      21,078      21,782
Provision for loan losses   2,761       2,235       1,959       2,100
Total non-interest income   3,953       3,957       3,576       4,338
Total non-interest
  expenses                 16,743      17,458      16,932      18,212
Net income                  3,064       3,474       3,769       3,888

PER COMMON SHARE
Net income
  Primary                    $.27        $.27       $.30         $.30
  Fully-diluted               .27         .27        .29          .29
Cash dividends (FNB)          .06         .06        .06          .07



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

  This financial review summarizes the combined financial condition and results of operations giving retroactive effect to the merger of Southwest
Banks, Inc.(Southwest) with and into F.N.B. Corporation (the Corporation), and is intended to be read in conjunction with the Supplemental Consolidated
Financial Statements and accompanying Notes to those statements.  The merger of the Corporation and Southwest was consummated on January 21, 1997, and has
been accounted for on a pooling-of-interests basis.    The Corporation issued
2,851,907 shares of common stock in exchange for all of the outstanding common stock of Southwest.  This financial review is presented as if the merger had been consummated for all periods presented.

RESULTS OF OPERATIONS
  Net income increased 39.4% from $14.2 million in 1994 to $19.8 million in 1995. Primary earnings per share was $1.56 and $1.14 for 1995 and 1994, while fully diluted earnings per share was $1.52 and $1.13, respectively, for those same periods. The key factors to the increase were improved credit quality, which allowed for lower loan loss provisions, an increase in interest earning assets and continuing efforts to reduce non-interest expense. These factors are further detailed in the discussion which follows.

  The Corporation's asset quality has improved steadily as indicated by several key credit ratios. At December 31, 1995 non-performing assets decreased to .62% of total assets compared to .84% at December 31, 1994. The allowance for loan losses improved to 1.58% of total loans compared to 1.56% a year ago. The ratio of net charge-offs to average loans outstanding decreased in 1995 to .34% compared to a 1994 ratio of .36%.

  Common comparative ratios for results of operations include the return on average assets and the return on average equity. The Corporation's return on average assets was .98% for 1995 compared to .74% for 1994, while the Corporation's return on average equity was 12.06% for 1995 compared to 9.72% for 1994.


NET INTEREST INCOME
  The following table provides information regarding the average balances and yields and rates on interest earning assets and interest bearing liabilities
(dollars in thousands):

Year Ended December 31,               1995                           1994                      1993
                         ------------------------------  ------------------------------  ------------------------------
                          AVERAGE               YIELD/    AVERAGE               YIELD/    AVERAGE               YIELD/
                          BALANCE    INTEREST    RATE     BALANCE    INTEREST    RATE     BALANCE    INTEREST    RATE
                         ---------- ---------- --------  ---------- ---------- --------  ---------- ---------- --------
ASSETS
Interest earning assets:
Interest bearing
  deposits with banks    $    4,620 $    296    6.41%    $    6,267 $    221     3.53%   $    8,734 $    173     1.98%
Federal funds sold           33,103    1,957    5.91         22,217      845     3.80        26,418      848     3.21
Taxable investment
  securities (1)            377,638   21,604    5.72        401,328   20,998     5.23       461,619   25,600     5.55
Non-taxable investment
  securities                263,993    6,348    2.40        242,662    5,370     2.21       214,421    5,114     2.39
Loans (2)(3)              1,419,746  135,830    9.57      1,305,226  117,233     8.98     1,204,567  109,968     9.13
                         ----------  -------  -------    ----------  -------             ----------  -------
      Total interest
        earning assets    1,890,942  162,835    8.61      1,790,947  142,525     7.96     1,731,795  138,420     7.99
                         ----------  -------  -------    ----------  -------             ----------  -------
Cash and due from banks      71,031                          65,444                          56,696
Allowance for loan losses   (22,577)                        (20,289)                        (17,387)
Premises and equipment       35,603                          30,467                          27,682
Other assets                 45,502                          48,858                          51,259
                         ----------                      ----------                      ----------
                         $2,020,489                      $1,915,427                      $1,849,745
                         ==========                      ==========                      ==========

LIABILITIES
Interest bearing liabilities:
Deposits:
  Interest bearing
    demand               $  263,993     6,348    2.40    $  242,662      5,370    2.21   $  214,421       5,114     2.39
  Savings                   439,977    11,076    2.52       513,942     12,676    2.47      527,186      15,054     2.86
  Other time                792,769    43,817    5.53       684,067     31,641    4.62      699,865      33,905     4.84
Short-term borrowings        92,987     5,313    5.71        82,747      3,978    4.81       68,669       3,147     4.58
Long-term debt               39,856     3,258    8.18        33,000      2,869    8.69       31,484       2,778     8.82
                         ----------  --------            ----------   --------           ----------   ---------
      Total interest bearing
        liabilities       1,692,582    69,812    4.28     1,556,418     56,534    3.63    1,541,625      59,998     3.89
                                     --------                         --------                        ---------
Non-interest bearing
  demand deposits           195,226                         182,998                         158,041
Other liabilities            31,650                          29,558                          25,654
                         ----------                      ----------                      ----------
                          1,856,458                       1,768,974                       1,725,320
                         ----------                      ----------                      ----------

MINORITY INTEREST                                               528                             505
                                                         ----------                      ----------

STOCKHOLDERS' EQUITY
Preferred stock               4,555                           4,576                           4,600
Common stock                 22,355                          20,897                          18,332
Additional paid-in capital   78,647                          67,992                          53,607
Retained earnings            57,165                          51,368                          47,489
Net unrealized
  securities gains            2,082                           1,383
Treasury stock                 (505)                           (291)                           (108)
Employee stock ownership
  plan obligation              (268)
                          ----------                     ----------                      ----------
  Total stockholders'
    equity                  164,031                         145,925                         123,920
                          ----------                     ----------                      ----------
                          $2,020,489                     $1,915,427                      $1,849,745
                          ==========                     ==========                      ==========
Excess of interest
  earning assets over
  interest bearing
  liabilities             $  261,360                     $  234,529                      $  189,870
                          ==========                     ==========                      ==========
Net interest income                  $ 93,023                       $ 85,991                        $ 78,422
                                     ========                       ========                        ========
Net interest spread                             4.33%                          4.33%                           4.10%
                                                =====                          =====                           =====
Net interest margin (4)                         4.92%                          4.80%                           4.53%
                                                =====                          =====                           =====

(1) The average balances and yields earned on securities are based on historical cost.
(2) The amounts are reflected on a fully taxable equivalent basis using the federal statutory tax rate of 35%, adjusted for certain federal tax preferences.
(3) Average outstanding includes non-accrual loans. Loans consist of average total loans less average unearned income. The amount of loan fees included in interest income on loans is immaterial.
(4) Net interest margin is calculated by dividing the difference between total interest earned and total interest paid by total interest earning assets.

  Net interest income, the Corporation's primary source of earnings, is the amount by which interest and fees generated by earning assets, primarily loans and securities, exceed interest expense on deposits and borrowed funds. Net interest income, on a fully taxable equivalent basis, totaled $93.0 million in 1995 versus $86.0 million in 1994. Net interest income consisted of interest income of $162.8 million and interest expense of $69.8 million in 1995, compared to $142.5 million and $56.5 million for each, respectively, in 1994. Net interest income as a percentage of average earning assets (commonly referred to as the margin) rose to 4.92% in 1995 compared to 4.80% in 1994.

  Interest income on loans increased 15.9% from $117.2 million in 1994 to $135.8 million in 1995. This increase is the result of greater loan demand and higher interest rates throughout most of 1995 as compared to 1994. Average loans increased 8.8% from 1994. Interest on federal funds sold increased 131.6% to $2.0 million in 1995. This increase is the result of the rising market interest rates and an increase in the level of federal funds held by the Corporation.

  Interest expense on deposits increased 23.3% to $61.2 million in 1995, due to an increase in interest on time deposits from $31.6 million in 1994 to $43.8 million in 1995. This is primarily the result of the increasing market interest rate environment and the shift in the deposit mix from transaction and savings accounts into higher paying certificate accounts.

  The Corporation monitors interest rate sensitivity by measuring the impact that future changes in interest rates will have on net interest income. Through its asset/liability management and pricing policies, management has strived to optimize net interest income while reducing the effects of changes in interest rates. (See "Liquidity and Interest Rate Sensitivity" discussion).

  The following table sets forth certain information regarding changes in net interest income attributable to changes in the volumes of interest earning assets and interest bearing liabilities and changes in the rates for the periods indicated (in thousands):

Year Ended December 31,           1995                        1994
                           ----------------------   ----------------------

                           VOLUME   RATE    NET     VOLUME   RATE    NET
                           ------ ------- -------   ------ ------- -------
INTEREST INCOME
Interest bearing deposits
  with banks             $   (36) $   111 $    75  $   (27) $     75 $    48
Federal funds sold           521      591     112     (159)      156      (3)
Investment securities     (1,075)   1,601     526   (1,869)   (1,336) (3,205)
Loans                     10,634    7,963  18,597    9,043    (1,778)  7,265
                         -------  ------- -------  -------  -------- -------
                          10,044   10,266  20,310    6,988    (2,883)  4,105
                         -------  ------- -------  -------  --------  ------
INTEREST EXPENSE
Deposits:
  Interest bearing           494      484     978      598      (342)    256
  Savings                 (1,605)       5  (1,600)    (372)   (2,006) (2,378)
  Other time               5,477    6,699  12,176     (775)   (1,489) (2,264)
Short-term borrowings        531      804   1,335      667       164     831
Long-term debt               542     (153)    389      131       (40)     91
                         -------  ------- -------  -------  --------  ------
                           5,439    7,839  13,278      249    (3,713) (3,464)
                         -------  ------- -------  -------  --------  ------

NET CHANGE               $ 4,605  $ 2,427 $ 7,032  $ 6,739  $    830 $ 7,569
                         =======  ======= =======  =======  ======== =======
  The amount of change not solely due to rate or volume changes was allocated between the change due to rate and the change due to volume based on the absolute relative size of the rate and volume changes.

PROVISION FOR LOAN LOSSES
  The provision for loan losses charged to operations is a direct result of management's analysis of the adequacy of the allowance for loan losses which takes into consideration factors relevant to the collectibility of the existing portfolio. The provision for loan losses decreased 28.4% to $6.5 million in 1995. The decrease in the provision for loan losses is a direct result of the continuing improvement in asset quality at the Corporation. (See "Non-Performing Loans and Allowance for Loan Losses" discussion).

NON-INTEREST INCOME
  Total non-interest income increased 12.0% from $15.8 million in 1994 to $17.7 million in 1995. This increase was attributable to increases in service charges and gains on the sale of loans, offset by a decrease in gains on the sale of securities.

  Service charges increased 24.4% from $7.9 million in 1994 to $9.8 million in 1995. Revenue was recognized as a result of certain increases in and expansion of retail fees charged to customers, as well as increases in both total loans and total deposits.

  Gains on the sale of loans increased $603,000 in 1995 over that of 1994, as 1994 was negatively impacted by a $200,000 adjustment to the amortization of excess servicing on securitized loans. The remaining difference reflects rapidly rising rates in 1994 which made it difficult to sell at or above par value and more stable rates in 1995 which allowed sales at a premium in many cases.

  Gains on the sale of securities decreased 58.7% due to a reduction in the sale of securities during 1995. The market value on the securities available for sale increased in 1995, contributing to an increase in net unrealized gains to $3.3 million.

NON-INTEREST EXPENSES
  Total non-interest expense increased from $69.3 million in 1994 to $72.9 million in 1995. The 5.1% increase is primarily attributable to increases in salaries and employee benefits and net occupancy offset by a reduction in premiums charged for deposit insurance.

  Salaries and personnel expense increased 10.2% in 1995. This increase is due to the growth in the Corporations' Florida affiliates which required the opening of a new branch as well as an increase in full time equivalent employees. In addition, the meeting of various corporate wide financial and productivity goals resulted in a $1.0 million increase in incentive compensation.

  Deposit insurance decreased 30.4% in 1995. This is the result of the Federal Deposit Insurance Corporation (FDIC) voting to lower the insurance premiums for banks, now that the Bank Insurance Fund (BIF) has been funded to the required level. Conversely, based on Financial Institutions Reform, Recovery and Enforcement Act of 1989 requirements, the Savings Association Insurance Fund (SAIF) was under-funded at December 31, 1995 and therefore, deposit premiums on SAIF insured deposits did not change. On September 30, 1996, Congress enacted into law the Deposit Insurance Fund Act of 1996, which provided among other items, a provision to re-capitalize SAIF. The legislation included a one-time assessment based on all deposits insured by the SAIF, including those held by chartered commercial banks as a result of previous mergers. The Corporation was required to pay a one-time assessment of $2.8 million. The legislation also included a provision that will result in a modest reduction in future annual deposit insurance.

INCOME TAXES
  The Corporation recognized income tax expense of $9.5 million for 1995 compared to $7.0 million for 1994 primarily due to the fact that the Corporation had more taxable income in 1995. The 1995 effective tax rate of 32.4% was below the 35% federal statutory tax rate due to the tax benefits resulting from tax-exempt securities income and excludable dividend income.
A complete analysis of income taxes is furnished in the Notes to Supplemental Financial Statements.

LIQUIDITY AND INTEREST RATE SENSITIVITY
  The Corporation monitors its liquidity position on an ongoing basis to assure that it is able to meet the need for funds at all times. Given the monetary nature of its assets and liabilities and the significant source of liquidity provided by its securities portfolio, the Corporation generally has sufficient sources of funds available as needed to meet its routine, operational cash needs. Securities due to mature within one year, which will provide a source of short-term liquidity, amounted to $121.2 million or 28.0% of the investment portfolio.

  In addition to normal liquidity provided from operations, the Corporation has external sources of funds available should it desire to use them. These include approved lines of credit with several major domestic banks, of which all were unused at the end of 1995. To further meet its liquidity needs, the Corporation also has access to the Federal Home Loan Bank and other uncommitted funding sources.

  Interest rate sensitivity measures the impact that future changes in interest rates will have on net interest income. The cumulative gap reflects a point-in-time net position of assets and liabilities repricing in specified time periods. The gap is one measurement of risk inherent in a balance sheet as it relates to changes in interest rates and their effect on net interest income.

  The gap analysis which follows is based on a combination of asset and liability amortizations, maturities and repricing opportunities. Non-maturity deposit balances have been allocated to various repricing intervals to more accurately depict their true behavior and characteristics. This allocation was done in accordance with FDIC guidance. Based on the cumulative one year gap in this table and assuming no restructuring or modifications to asset/liability composition, a rise in interest rates would have a negative impact on net interest income.

  Gap analyses alone do not accurately measure the magnitude of changes in net interest income since changes in interest rates do not affect all categories of assets and liabilities equally or simultaneously. Recognizing that traditional gap analyses do not measure dynamically the exposure to interest rate changes, the Corporation also relies on simulation modeling to measure the effect of upward and downward interest rate changes on net interest income.

  Through the review of gap analyses and simulation modeling, management continually monitors the Corporation's exposure to changing interest rates. Management attempts to mitigate repricing mismatches through asset and liability pricing and matched maturity funding.

  Following is the gap analysis as of December 31, 1995 (dollars in thousands):

                           WITHIN       4-12       1-5       OVER
                          3 MONTHS     MONTHS     YEARS     5 YEARS    TOTAL
                          ---------  ---------  ---------  ---------  -------
INTEREST EARNING ASSETS
Interest bearing deposits
  with banks             $   3,503  $     100                        $  3,603
Federal funds sold          54,059                                     54,059
Investment securities       31,943     96,073  $ 257,385  $ 46,823    432,224
Loans, net of unearned
  income                   305,473    317,634    548,575   289,464  1,461,146
                         ---------  ---------  ---------  -------- ----------
                         $ 394,978    413,807    805,960   336,287  1,951,032
Other assets                                               140,385    140,385
                         ---------  ---------  ---------  -------- ----------
                        $ 394,978  $ 413,807  $ 805,960  $ 476,672 $2,091,417
                        =========  =========  =========  ========= ==========

INTEREST BEARING LIABILITIES
Deposits:
  Interest checking     $  13,755  $  41,266  $ 220,089  $  16,160 $  291,270
  Savings                  41,941    125,822    251,642               419,405
  Time deposits           179,542    371,979    288,513      2,352    842,386
Short-term borrowings      40,553     15,983     16,965                73,501
Long-term debt              5,819     22,130      8,544     13,262     49,755
                        ---------  ---------  ---------  --------- ----------
                          281,610    577,180    785,753     31,774  1,676,317
Other liabilities                                          243,277    243,277
Stockholders' equity                                       171,823    171,823
                        ---------  ---------  ---------  --------- ----------
                        $ 281,610  $ 577,180  $ 785,753  $ 446,874 $2,091,417
                        =========  =========  =========  ========= ==========


PERIOD GAP              $ 113,368  $(163,373) $  20,207  $  29,798
                        =========  =========  =========  =========

CUMULATIVE GAP          $ 113,368  $ (50,005) $ (29,798)
                        =========  =========  =========

RATE SENSITIVE ASSETS/RATE
  SENSITIVE LIABILITIES
  (CUMULATIVE)              1.40        .94        .98       1.16
                        =========  =========  =========  =========

CUMULATIVE GAP AS A PERCENT OF
  TOTAL ASSETS               5.4%     (2.4)%     (1.4)%
                        =========  =========  =========

  Following is a summary of the maturity distribution of certain loan categories based on remaining scheduled repayments of principal (in thousands):

                             WITHIN      ONE TO     AFTER
                            ONE YEAR   FIVE YEARS FIVE-YEARS  TOTAL
                           ----------  ---------- ---------- ---------
DECEMBER 31, 1995
Commercial, financial
  and agricultural           $92,331     $42,014    $16,812   $151,157
Real Estate - construction    16,456       3,260      2,331     22,047
                             -------     -------    -------   --------
  Total loans (excluding
  Real estate - mortgage and
  Installment loans to
  individuals)              $108,787     $45,274    $19,143   $173,204
                            ========     =======    =======   ========

  The total amount of loans due after one year includes $19.0 million with floating or adjustable rates of interest and $45.4 million had fixed rates of interest.

FINANCIAL CONDITION

LOAN PORTFOLIO

  Following is a summary of loans (dollars in thousands):

December 31                1995       1994      1993       1992       1991
                         --------   --------   --------   --------   --------
Commercial, financial
  and agricultural     $  151,157 $  184,472  $ 189,362 $  193,235 $  185,072
Real estate-construction   22,047     37,985     25,841     24,645     23,917
Real estate-mortgage      925,644    807,354    684,420    651,915    605,173
Installment loans to
  individuals             379,011    366,616    275,563    263,904    275,183
Unearned income           (26,867)   (22,339)   (22,377)   (22,073)
(25,665)
                        ---------   --------   --------  ---------  ---------
                        1,450,992  1,374,088  1,152,809  1,111,626  1,063,680
Loans held for sale:
  Real estate-mortgage      7,919      5,071     68,175      3,116
  Installment loans to
     individuals            2,235        833     27,803     36,011
                       ---------- ----------  ---------  ---------  ---------
                           10,154      5,904     95,978     39,127
                       ---------- ----------  ---------  ---------  ---------
                       $1,461,146 $1,379,992 $1,248,787 $1,150,753 $1,063,680
                       ========== ========== ========== ========== ==========

  The Corporation's lending philosophy is to minimize credit losses by utilizing credit approval standards, diversifying its loan portfolio by industry and borrower conducting ongoing review and management of the loan portfolio.

  Loans increased 5.9% from 1994. The ratio of loans to deposits at the end of 1995 was 82.7%, down slightly from a ratio of 84.8% at the end of 1994.

  During 1995, the Corporation converted its data processing system. The new system allows for the separate classification of commercial real estate loans. The 1995 balances reflect commercial real estate loans within the real estate - mortgage category. Such loans were previously classified within the commercial, financial and agricultural category.

  During 1995 the Corporation sold $16.1 million in fixed rate residential mortgages to the Federal National Mortgage Association (FNMA). The sales allowed the Corporation to avoid the potential interest rate risk of those fixed rate loans in a rising rate environment. Additionally, it created liquidity for the Corporation to continue to offer credit availability to the market it serves. All of the mortgages were sold with the servicing retained by the Corporation.

  In May of 1995, the Financial Accounting Standards Board issued FAS No. 122, "accounting for Mortgage Servicing Rights," an amendment of FAS No. 65. This Statement, which was adopted during the first quarter of 1996, allows entities which originate mortgage loans for sale to recognize as separate assets rights to service these loans. Implementations of this Statement did not have a material effect on the Corporation's results of operations or financial position.


  In 1995, total installment loans to individuals increased 3.4% to $379.0 million. The growth reflects a continuation of strong demand for indirect automobile loans as well as revolving lines of credit. Through its consumer finance subsidiary, the Corporation has initiated a non-prime used motor vehicle program, purchasing loans form various dealers in its market area. These non-prime loans totaled $24.9 million at December 31, 1995.

  The commercial loan portfolio consists principally of loans to small- and medium-sized businesses within the Corporation's primary market area of western Pennsylvania and eastern Ohio. The Corporation generally avoids making significant loans to any single borrower in order to minimize credit risk.

  During 1994, the Corporation reclassified $119.9 million of residential mortgages and indirect installment loans from the held for sale category into its permanent loan portfolio. This action was taken to more clearly reflect management's intent relative to portfolio lending activities by specifically defining certain loan originations that would be sold in the secondary market. At the time of this reclassification, the book value of those loans approximated their market value.

  As of December 31, 1995, 1994 and 1993, no concentrations of loans exceeding 10% of total loans existed which were not disclosed as a separate category of loans.

NON-PERFORMING LOANS
  Non-performing loans include non-accrual loans and restructured loans. Non-accrual loans represent loans on which interest accruals have been discontinued. Restructured loans are loans in which the borrower has been granted a concession on the interest rate or the original repayment terms due to financial distress.

  Following is a summary of non-performing loans (dollars in thousands):

December 31          1995       1994       1993       1992      1991
                   -------    -------    -------    -------   -------
Non-accrual loans  $ 6,622    $ 9,926    $10,262    $ 9,179   $15,085
Restructured loans   3,075      3,157      3,236      1,388     1,448
                   -------    -------    -------    -------   -------
                   $ 9,697    $13,083    $13,498    $10,567   $16,533
                   =======    =======    =======    =======   =======
Non-performing loans as a
  percentage of total loans
                      .66%       .95%      1.08%       .92%     1.55%

  Following is a table showing the amounts of contractual interest income and actual interest income recorded on non-accrual and restructured loans (in thousands):

Year Ended December 31    1995      1994      1993       1992      1991
                         ------    ------    ------     ------    ------
Gross interest income that
  would have been recorded
  if the non-performing
  loans had been current
  and in accordance with
  their original terms   $1,113    $1,682    $1,738     $1,555     $1,724
Interest income included
  in income on the
  non-performing loans      590       636       671        883        940

  Following is a summary of loans 90 days or more past due, on which interest accruals continue (dollars in thousands):

December 31           1995        1994       1993        1992        1991
                   ----------  ---------- ----------- -----------  -------
Loans 90 days or more
  past due         $    3,848  $    2,621 $    3,422  $    4,254 $    7,433
Loans 90 days or more
  past due as a percentage
  of total loans         .26%        .19%       .27%        .37%       .70%

  As of December 31, 1995, management is not aware of any other loans where there are serious doubts as to the ability of such borrowers to comply with the present repayment terms.

ALLOWANCE FOR LOAN LOSSES
  Management's analysis of the allowance for loan losses includes the evaluation of the loan portfolio based on internally generated loan review reports and the historical loss experience of the remaining balances of the various homogeneous loan pools which comprise the loan portfolio. Specific factors which are evaluated include the previous loan loss experience with the customer, the status of past due interest and principal payments on the loan, the collateral position of the loan, the quality of financial information supplied by the borrower and the general financial condition of the borrower. Historical loss experience on the remaining portfolio segments is considered in conjunction with the current status of economic conditions, loan loss trends, delinquency and non-accrual trends, credit administration and concentrations of credit and off balance sheet risk.

  Following is a summary of changes in the allowance for loan losses (dollars in thousands):

Year Ended December 31          1995     1994     1993     1992     1991
                              -------  -------  -------  -------  -------
Balance at beginning of year  $21,477  $17,182  $15,428  $12,458  $10,582
Addition arising in purchase
   transactions                                              376    1,197
Loss reserves transferred on
   loans sold                                      (893)    (685)    (408)

Charge-offs:
 Real estate - mortgage          (560)  (1,454)    (549)  (2,189)  (1,113)
 Installment loans to
   individuals                 (5,331)  (3,796)  (3,999)  (4,020)  (2,647)
 Commercial, financial and
   agricultural                  (773)  (1,319)  (3,999)  (6,918)  (1,674)
                              -------  -------  -------  -------  -------
                               (6,664)  (6,569)  (8,479) (13,127)  (5,434)
Recoveries:
 Real estate - mortgage           189       98      173      209      196
 Installment loans to
   individuals                  1,105      963      782      712      611
 Commercial, financial and
    agricultural                  541      748      433       42      106
                              -------  -------  -------  -------  -------
Net charge-offs                (4,829)  (4,760)  (7,091) (12,164)  (4,521)
Provision for loan losses       6,487    9,055    9,738   15,443    5,608
                              -------  -------  -------  -------  -------
Balance at end of year        $23,135  $21,477  $17,182  $15,428  $12,458
                              =======  =======  =======  =======  =======

Net charge-offs as a percent of
  average loans, net of unearned
  income                          .34%     .36%     .59%    1.11%     .45%
Allowance for loan losses as a
  percent of total loans, net
  of unearned income             1.58%    1.56%    1.38%    1.34%    1.17%
Allowance for loan losses as a
  percent of non-performing
  loans                        238.57%  164.16%  127.29%  146.00%   75.35%

  Consistent with the growth in installment loans to individuals, the Corporation has experienced an increase in charge-offs. Installment loans to individuals are generally charged off no later than a predetermined number of days past due on a contractual basis or earlier in the event of bankruptcy. During 1995, charge-offs increased from $3.8 million to $5.3 million while delinquencies increased from 2.2% at December 31, 1994 to 5.1% at December 31, 1995.

  The Corporation has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the categories of loans shown in the table below. The allocation of the allowance should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the sole amount available for future losses within such categories since the total allowance is a general allowance applicable to the entire portfolio.

  Following shows the allocation of the allowance for loan losses (in thousands):

                                 % OF           % OF           % OF           % OF            % OF
Year Ended December 31   1995   LOANS   1994   LOANS   1993   LOANS   1992   LOANS   1991    LOANS
                       ------- ------ ------- ------ ------- ------ ------- ------ ------- -------
Commercial, financial and
   agricultural        $ 5,377  10.4% $ 7,506  13.4% $ 6,715  16.4% $ 5,988  17.4% $ 3,827   17.4%
Real estate - construction  55   1.5      178   2.8      458   2.2      455   2.2       45    2.2
Real estate - mortgage   3,153  63.8    3,447  58.7    2,464  59.4    2,290  58.6    3,070   56.9
Installment loans to
   individuals           6,358  26.1    5,036  26.7    4,529  23.9    4,287  23.7    4,197   25.9
Unallocated portion      8,192  (1.8)   5,310  (1.6)   3,016  (1.9)   2,408  (1.9)   1,319   (2.4)
                        ------  ----  -------  ----  -------  ----   ------  ----   ------   ----

                       $23,135 100.0  $21,477 100.0  $17,182 100.0 $15,428  100.0  $12,458 100.0
                       =======        =======        =======       =======         =======

INVESTMENT ACTIVITY
  Investment activities serve to enhance overall yield on earning assets while supporting interest rate sensitivity and liquidity positions. Securities purchased with the intent and ability to retain until maturity are categorized as securities held to maturity and carried at amortized cost.
All other securities are categorized as securities available for sale and must be marked to market.

  Under the guidelines of FAS No. 115, institutions that sell securities out of the securities held to maturity portfolio risk being forced to mark to market the remaining securities in the portfolio since they have not demonstrated their intent to hold these securities to maturity. The Financial Accounting Standards Board (FASB) approved an amnesty period during which institutions had the opportunity to redesignate securities under FAS
115. The Corporation approved an amnesty period in 1995 which institutions had the opportunity to redesignate securities under FAS 115. The FASB provided that securities may be reclassified from mid-November to December 31, 1995. During this period, the Corporation took advantage of this opportunity to reclass $92.0 million of securities held to maturity to securities available for sale. This movement allows the Corporation greater flexibility in managing its portfolio to take advantage of market conditions and provided an opportunity to better manage interest rate risk.

  The relatively short average maturity of all securities provides a source of liquidity to the Corporation and reduces the overall market risk of the portfolio.

  Excluding the effect of the reclassification, securities available for sale increased 29.7% while securities held to maturity decreased 12.5% due to maturing securities being used to fund loan demand.

  The following table indicates the respective maturities and weighted-average yields of investment securities as of December 31, 1995 (in thousands):
                                                              Weighted
                                                 Amount     Average Yield
                                                ---------   -------------
Obligations of U.S. Treasury and
  Other U.S. Government agencies:
     Maturing within one year                   $ 119,815       5.61%
     Maturing after one year within five years    225,872       6.09%
     Maturing after five years
          but within ten years                     27,723       6.57%
  State & political subdivisions:
     Maturing within one year                       1,275      10.78%
     Maturing after one year within five years     33,121       5.79%
     Maturing after five years
          but within ten years                      6,573       6.85%
  Other securities:
     Maturing within one year                          12       5.44%
     Maturing after one year within five years      2,024       5.83%
     Maturing after five years
          but within ten years                         10       5.50%
     Maturing after ten years                          10       2.80%
  No stated maturity                                5,789       6.01%
          TOTAL                                 ---------   -------------
                                                $ 432,224       5.98%
                                                =========   =============

  The weighted average yields for tax exempt securities are computed on a tax equivalent basis.

DEPOSITS AND SHORT-TERM BORROWINGS
  As a commercial bank holding company, the Corporation's primary source of funds is its deposits. Those deposits are provided by businesses and individuals located within the markets served by the Corporation's subsidiary banks and savings institution.

  At both December 31, 1995 and 1994, total deposits were $1.8 billion and $1.6 billion, respectively. The majority of this growth was within certificates of deposit and other time deposits which increased by $139.2 million. The increase in time deposits was a direct result of the higher interest rate environment. Customers chose to invest their money in higher-yielding certificates rather than lower-yielding transaction and savings accounts.

  Short-term borrowings, made up of repurchase agreements, federal funds purchased, notes payable and subordinated notes decreased 15.5% in 1995 to $83.5 million. The primary reason for this decrease was a lower level of federal funds purchased in 1995. As deposit growth was sufficient to fund loan demand.

  Subordinated notes are the largest component of short-term borrowings. At December 31, 1995, subordinated notes represented 64.4% of total short-term borrowings. Following is a summary of selected financial information on short-term subordinated notes (dollars in thousands):

December 31                                1995      1994      1993
                                         --------  --------  --------

Balance at end of year                   $ 47,362  $ 48,085  $ 50,295
Maximum month end balance                  47,675    56,126    50,295
Average balance during
  the year                                 45,912    52,830    45,341

Weighted average interest rates:
  At end of year                             5.69%     5.21%     5.07%
  During the year                            5.54      5.06      5.09

CAPITAL RESOURCES
  The assessment of capital adequacy depends on a number of factors such as asset quality, liquidity, earnings performance, changing competitive conditions and economic forces. The Corporation seeks to maintain a strong capital base to support its growth and expansion activities, to provide stability to current operations and to promote public confidence.

  The capital management function is an ongoing process. Central to this process is internal equity generation accomplished by earnings retention. During 1995, retained earnings increased $15.8 million as a result of earnings retention versus $11.1 million in 1994. Total cash dividends declared represented 20.21% of net income for 1995 compared to 21.91% for 1994. Book value per share was $14.00 at December 31, 1995, compared to $12.34 at December 31, 1994.

1994 VERSUS 1993
  The Corporation's net income was $14.2 million for 1994 versus $11.5 million for 1993. Primary earnings per share were $1.14 and $.99 for 1994 and 1993, respectively. This improved performance was primarily a result of an increase in net interest income and the Corporation's continued focus on expense control. Increases in both the return on average equity from 9.26% in 1993 to 9.72% in 1994 and the return on average assets from .62% in 1993 to .74% in 1994 reflect the improved performance of the Corporation.

  Net interest income, on a fully taxable equivalent basis, increased from $78.4 million in 1993 to $86.0 million in 1994, an increase of 9.7%. Net margin rose to 4.80% from 4.53% in 1993. Average loans increased by $100.7 million in 1994, which contributed to the improvement in interest income, while the cost of funds declined from 3.89% to 3.63% due to lower interest rates during the first part of 1994.

  The provision for loan losses was $9.1 million and represented a decrease of 7.0% from 1993, when a provision of $9.7 million was charged to operations. The decrease in the provision was a direct result of improvement in asset quality.

  Non-interest income decreased 8.6%. Total non-interest income decreased from $17.3 million in 1993 to $15.8 million in 1994, primarily the result of a $1.5 million gain realized from an indirect automobile loan securitization completed in June of 1993. Offsetting this gain was an increase in service charges from $7.3 million in 1993 to $7.9 million in 1994, as a result of certain new retail fees charged to customers. In addition, the gain on sale of securities increased 71.5% to $1.3 million in 1994 as the Corporation took advantage of certain market conditions and sold various equity securities during the year.

  Non-interest expense rose from $67.7 million in 1993 to $69.3 million in 1994. Personnel expense increased from $30.9 million in 1993 to $32.5 million in 1994. Increases of $712,000 in pension expense and $366,000 for incentive compensation as well as normal annual salary adjustments accounted for the majority of the increase. In addition, continued expansion in the Florida market resulted in the opening of two branches and an increase of 68 full-time equivalent employees. The amortization of intangibles decreased 16.9% to $1.7 million in 1994 compared to $2.0 million in 1993. The expense in 1993 was higher due to a full-year effect of a 1992 acquisition. Other non-interest expense also decreased in 1994 due to a number of items. Expenses relating to problem loan work-outs and foreclosed real estate decreased as a result of the marked improvement in credit quality. Also included in 1993 expenses were costs associated with the Corporation's efforts to consolidate the data processing and certain other operational functions of its subsidiaries. Promotional expenses rose to $2.5 million in 1994 compared to $2.1 million in 1993, representing an increase of 17.0%. This increase was the result of management's increased efforts to market its personal banking services and expansion within the Florida market.

  Income tax expenses increased 37.1% to $7.0 million for 1994 as a result of the Corporation generating more taxable income. The 1994 effective tax rate of 33.0% was below the 35% statutory tax rate due to the tax benefits resulting from tax-exempt securities income and excludable dividend income.

                                                            EXHIBIT 99.2

                         INDEPENDENT AUDITORS' REPORT



January 19, 1996, except for Note I,
as to which the date is February 2, 1996



Board of Directors and Stockholders
of Southwest Banks, Inc.
Naples, Florida


We have audited the accompanying consolidated balance sheets of Southwest Banks, Inc. and its subsidiaries, First National Bank of Naples and Cape Coral National Bank (collectively, the Company), as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Southwest Banks, Inc. and its subsidiaries as of December 31, 1995 and 1994 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the company changed its method of accounting for debt and equity securities effective January 1, 1994.


Hill, Barth & King, Inc.
Certified Public Accountants
Naples, Florida